Exhibit 99.1

Investor Contact: Pam Hendry, +1 310 788 1970
Media Contact: Paul Thibeau, +1 310 788 1999, pthibeau@ilfc.com

ILFC ANNOUNCES PRICING OF $750,000,000 OF 5.875% SENIOR NOTES DUE 2022

LOS ANGELES – August 16, 2012 — International Lease Finance Corporation (“ILFC”), a wholly owned subsidiary of American International Group, Inc. (NYSE: AIG), announced today that it has priced, and entered into an agreement to issue and sell, subject to certain conditions, $750 million aggregate principal amount of 5.875% senior notes due 2022 (the “Notes”) pursuant to an effective registration statement filed on July 23, 2012 with the Securities and Exchange Commission.

ILFC expects to close the offering on August 21, 2012, subject to the satisfaction of customary market and other closing conditions.

The Notes will be unsecured and will not be guaranteed by ILFC’s parent, any of ILFC’s subsidiaries or any third party.

You may obtain a copy of the prospectus supplement and the related prospectus for free, when available, by visiting EDGAR on the SEC website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements related to the proposed closing date of the offering of the Notes. These forward-looking statements reflect ILFC’s current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Except for ILFC’s ongoing obligation to disclose material information as required by federal securities laws, it does not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof.

About ILFC

ILFC is the world’s largest independent aircraft lessor measured by number of owned aircraft. ILFC’s portfolio consists of over 1,000 owned or managed aircraft, as well as commitments to purchase 239 new high-demand, fuel-efficient aircraft and rights to purchase an additional 50 of such aircraft. www.ilfc.com

About AIG

American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange. www.aig.com

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